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                                                            EXHIBIT 26(H)(9)(V)

               THIRD AMENDMENT TO SHAREHOLDER SERVICES AGREEMENT

   THIS THIRD AMENDMENT TO THE SHAREHOLDER SERVICES AGREEMENT (the "Amendment") is made as of this 1st day of June, 2009, by and between MINNESOTA LIFE INSURANCE COMPANY (the "Company") and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the "Distributor").

                                   RECITALS

   WHEREAS, the Company and Distributor are parties to a certain Shareholder Services Agreement dated April 18, 2002, as amended June 27, 2003 and July 1, 2007 (the "Agreement"), in which the Company offers to the public certain individual variable annuity and variable life insurance contracts (the "Contracts"); and

   WHEREAS, the parties now desire to further modify the Agreement as provided herein.

   NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

    1. ANTI-MONEY LAUNDERING. The Agreement shall be amended by the addition of a new Section, which shall be Section 24, Anti-Money Laundering.
       Section 24 of the Agreement shall read as follows:

       24.ANTI-MONEY LAUNDERING. The Company agrees to comply with any and all laws, regulations, and other requirements relating to money laundering, including, without limitation, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (Title III of the USA Patriot Act), hereinafter, collectively with the rules, regulations and orders promulgated thereunder, the "Act," and any requirements and/or requests in connection therewith, made by regulatory authorities, the Distributor or their duly appointed agents, either generally or in respect of a specific transaction, and/or in the context of a "primary money laundering concern" as defined in the Act.

          The Company agrees to comply with any and all applicable anti-money laundering laws, regulations, orders or requirements, and without prejudice to the generality of the above, and will cooperate with regulatory authorities, the Distributor or their duly appointed agents, for the purposes of the Distributor's or other third parties' efforts to comply with any and all anti-money laundering requirements applicable to them, including, without limitation, due diligence obligations, imposed by the Act, the filing of Currency Transaction Reports and/or of Suspicious Activity Reports obligations required by the Act, and/or the sharing of information requirements imposed by the Act.

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          In the event information is not received within a reasonable time period from the date of the request, the Distributor reserves the right to reject any transaction.

          The Company represents that it has not received notice of, and to its knowledge, there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Company is not or has not been in compliance with the Act, and the rules and regulations promulgated thereunder. The Company agrees to notify the Distributor promptly if the representation in the previous sentence is no longer true or if the Company has a reasonable basis for believing that such representation may no longer be true."

    2. PROPRIETARY INFORMATION AND PRIVACY. The Agreement shall be amended by the addition of a new Section, which shall be Section 25, Proprietary Information and Privacy. Section 25 of the Agreement shall read as follows:

          Each party hereto acknowledges that the identities of the other party's customers (including, with respect to the Intermediary, for purposes of this Section, Plans and Plan participants), information maintained by such other party regarding those customers ("Customer Information"), and all computer programs and procedures developed by such other party or such other party's affiliates or agents in connection with such other party's performance of its duties hereunder constitute the valuable property of such other party. Each party agrees that should it come into possession of any Customer Information, or any other property, of the other party, pursuant to this Agreement or any other agreement related to services under this Agreement, the party who acquired such information or property shall use its best efforts to hold such information in confidence and refrain from using, disclosing, or distributing any of such information or other property, except (a) as required or necessary to carry out the obligations imposed by this Agreement, (b) with the other party's prior written consent, or (c) as required by law or judicial process. Each party agrees to comply, at a minimum, with all applicable privacy laws, including those promulgated pursuant to Title V of the Gramm-Leach-Bliley Act of 1999. Each party agrees to maintain physical, electronic and procedural safeguards designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of, Customer Information.

          Each party acknowledges that any breach of the foregoing agreements as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach, such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction shall deem appropriate.

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          Each party agrees to promptly notify the other party if it:
          (a) receives any type of complaint or notice concerning violation of privacy rights, or (b) becomes aware of a breach of security involving Customer Information.

          Notwithstanding the foregoing, this Section shall not prohibit either party from utilizing the other party's Customer Information for any purpose whatsoever, if and to the extent such Customer Information:
          (a) is or becomes a matter of public knowledge through no fault of such party; or (b) was in such party's possession or known by it prior to receipt from such other party; or (c) was rightfully disclosed to such party by another person without restriction; or
          (d) is independently developed by such party without access to such other party's Customer Information."

    3. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

    4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

    5. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

   IN WITNESS WHEREOF, the undersigned have executed this Third Amendment to be effective as of the date first above written.

MINNESOTA LIFE INSURANCE COMPANY         AMERICAN CENTURY INVESTMENT SERVICES,
                                         INC.

By:     /s/ Bruce P. Shay                By:     /s/ Cindy A. Johnson
        ----------------------                   --------------------------
Name:   Bruce P. Shay                    Name:   Cindy A. Johnson
Title:  Senior Vice President            Title:  Vice President

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